Exhibit 10.1
ALLEGHENY ENERGY SERVICE CORPORATION
EXECUTIVE SEVERANCE PLAN
(Effective as of July 10, 2008)

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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ARTICLE I
PURPOSE AND TERM OF PLAN
     Section 1.1 Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees with certain severance benefits as set forth in the Plan in the event the Eligible Employee’s employment with the AE Companies is terminated due to an Involuntary Termination or a Good Reason Resignation. The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of section 3(2) of ERISA. Rather, this Plan is intended to be a “welfare benefit plan” within the meaning of section 3(1) of ERISA and to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation for purposes of ERISA and no Employee shall have a vested right to such benefits.
     Section 1.2 Term and Effect of the Plan. The Plan generally shall be effective as of the Effective Date and shall supersede any prior plan, program, policy, or agreement under which the AE Companies provided severance benefits prior to the Effective Date of the Plan. Notwithstanding the foregoing, the Plan shall not: (i) apply to any Employee who is subject to an existing employment or severance agreement pursuant to which the Company or any of the other AE Companies has arranged to provide severance benefits to the Employee until the term of such agreement expires (or, if earlier, such date as the Employee executes an acknowledgement that the Plan supersedes such agreement); or (ii) supersede any plan, program, policy or agreement pursuant to which the Company or any of the other AE Companies has arranged to provide severance benefits to an Employee in connection with the occurrence of a change in control. Further, the Plan shall not be construed so as to supersede any prior or existing plan, program, policy or agreement (or any portion of such prior arrangement) pursuant to which an Eligible Employee accrued benefits other than severance benefits. The Plan shall continue until terminated pursuant to Article VIII of the Plan.

ARTICLE II
DEFINITIONS
     Section 2.1 “AE Companies” shall mean the Company, Allegheny, the affiliates and subsidiaries of Allegheny and the Company, and any successor or assigns of any of the foregoing.
     Section 2.2 “Allegheny” shall mean Allegheny Energy, Inc., the Company’s parent, and any successor to all or a major portion of the assets or business of Allegheny Energy, Inc.
     Section 2.3 “Average Annual Incentive Payment” shall mean the average of the actual annual incentive payments paid to the Participant pursuant to the annual bonus or incentive program of the AE Companies as in effect from time to time for each of the full and completed fiscal years (up to a maximum of three full and completed fiscal years) immediately preceding the Participant’s Termination Date. For a Participant who has not been employed long enough to receive any annual bonus or incentive payment from the AE Companies for a full and completed fiscal year, Average Annual Incentive Payment shall be deemed to be: (i) 50% of the Participant’s Base Salary for a Tier 1 Employee; and (ii) 30% of the Participant’s Base Salary for a Tier 2 Employee.
     Section 2.4 “Base Salary” shall mean the annual base salary in effect as of the Participant’s Termination Date.
     Section 2.5 “Board” shall mean the Board of Directors of Allegheny, or any successor thereto.
     Section 2.6 “Cause” shall mean an Eligible Employee’s: (i) conviction of, or plea of guilty or nolo contendere to, (A) a felony, or (B) a lesser crime or offense which, in the reasonable opinion of the Company, could adversely affect the business or reputation of the AE Companies; (ii) repeated failure to follow specific lawful directions of the Board or any officer to whom he reports; (iii) willful misconduct, fraud, embezzlement, or dishonesty either in connection with his duties to the AE Companies or which otherwise causes damage or, in the reasonable opinion of the Company, is likely to cause damage, to the AE Companies; (iv) failure to perform a substantial part of his duties following notice and a reasonable opportunity to cure (if such failure is capable of cure); (v) material violation of any policy, procedure, or guideline of the AE Companies following notice and a reasonable opportunity to cure (if such violation is capable of cure); (vi) abuse of alcohol or legal drugs which has a significant effect on his ability to perform his duties or the Eligible Employee’s use of illegal drugs; or (vii) violation of any applicable confidentiality, non-competition, non-solicitation, or non-disparagement covenants relating to the AE Companies (including, without limitation, the covenants set forth in Article VI). The Committee, in its sole and absolute discretion, shall determine Cause.
     Section 2.7 “Change in Control Termination” shall mean an Eligible Employee’s termination of employment that occurs in connection with a change in control and that results in the Employee receiving severance payments or other benefits under the Allegheny Energy Service Corporation Executive Change in Control Severance Plan or any other plan, program, agreement or arrangement on account of such change in control. For purposes of this Section, the term “change in control” shall have the meaning as defined in the Allegheny Energy Service Corporation Executive Change in Control Severance Plan or such other plan, program, agreement or arrangement, as applicable.
     Section 2.8 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     Section 2.9 “Committee” shall mean the Management Compensation and Development Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate all or a portion of its authority under the Plan to an individual or another committee.
     Section 2.10 “Common Stock” shall mean the Common Stock of Allegheny.
     Section 2.11 “Company” shall mean Allegheny Energy Service Corporation and any successor to all or a major portion of the assets or business of Allegheny Energy Service Corporation.
     Section 2.12 “Effective Date” shall mean July 10, 2008.
     Section 2.13 “Eligible Employee” shall mean any Employee who is employed by the AE Companies as a Vice President or in a more senior position and who is designated for participation in the Plan by the Committee or, pursuant to authority delegated to him by the Committee, the Company’s Chief Executive Officer. The Employees who have been designated as Eligible Employees are set forth in Schedule A as amended and updated by the Company from time to time.
     Section 2.14 “Employee” shall mean a person who receives salary, wages or commissions from the AE Companies that are subject to withholding for the purposes of federal income and employment taxes. The term Employee shall not include an independent contractor or any other person who the Committee or its designee determines is not subject to withholding for purposes of federal income and employment taxes, regardless of any contrary governmental or judicial determination relating to such employment or withholding tax status.
     Section 2.15 “Employer” shall mean the Company or any of the AE Companies with respect to which this Plan has been adopted.
     Section 2.16 “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder.
     Section 2.17 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     Section 2.18 “Good Reason Resignation” shall mean an Eligible Employee’s written resignation within 60 days of the occurrence of any reduction in the Eligible Employee’s then-current annual Base Salary or Target Bonus without the Eligible Employee’s consent, unless such events are fully corrected by the Company within ten days following receipt of written notice from the Eligible Employee; provided, however, that a uniform percentage reduction in the annual Base Salary or Target Bonus of all Employees employed as a Vice President or in a more senior position of less than 5% shall not constitute a basis for a Good Reason Resignation.
     Section 2.19 “Involuntary Termination” shall mean an Eligible Employee’s termination of employment initiated by the AE Companies for any reason other than Cause as provided under and subject to the conditions of Article III. Involuntary Termination does not include a termination of employment due to a Permanent Disability or death.
     Section 2.20 “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for benefits under the Plan.
     Section 2.21 “Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist: (i) if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan; (ii) if the Employee is not covered by a long-term disability plan of the Employer, the Employee satisfies the requirements to receive disability benefits under the Social Security law then in effect; or (iii) if the Employee is designated with an inactive employment status at the end of a disability or medical leave.
     Section 2.22 “Plan” shall mean the Allegheny Energy Service Corporation Executive Severance Plan as set forth herein, and as the same may from time to time be amended.
     Section 2.23 “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Company’s Vice President who is responsible for human resources. Notwithstanding the preceding sentence, in the event the Plan Administrator is entitled to Severance Benefits under the Plan, the Committee or its delegate shall act as the Plan Administrator for purposes of administering the terms of the Plan with respect to the Plan Administrator. The Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
     Section 2.24 “Release” shall mean a release and discharge of the AE Companies and all affiliated persons and entities from any and all claims, demands and causes of action, other than as to amounts or benefits due to the Participant under any qualified employee retirement plan of the AE Companies, which shall be substantially in the form attached hereto as Schedule B.
     Section 2.25 “Severance Benefits” shall mean the severance benefits that a Participant is eligible to receive pursuant to Article IV.
     Section 2.26 “Successor” shall mean any other corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company or Allegheny.

     Section 2.27 “Target Bonus” shall mean the Participant’s annual target bonus opportunity under Allegheny’s Annual Incentive Plan (or any other such successor plan or arrangement).
     Section 2.28 “Termination Date” shall mean the date on which the active employment of the Eligible Employee by the AE Companies is severed for any reason.
     Section 2.29 “Tier 1 Employee” shall mean an Eligible Employee who is designated as such by the Company, in its sole discretion.
     Section 2.30 “Tier 2 Employee” shall mean an Eligible Employee who is designated as such by the Company, in its sole discretion.

ARTICLE III
PARTICIPATION AND ELIGIBILITY FOR BENEFITS
     Section 3.1 Participation. Each Eligible Employee in the Plan who incurs an Involuntary Termination or a Good Reason Resignation (other than an Involuntary Termination or Good Reason Resignation that constitutes a Change in Control Termination) and who satisfies the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan. An Eligible Employee shall not be eligible to receive any other severance benefits from the AE Companies on account of an Involuntary Termination or a Good Reason Resignation, unless otherwise provided in the Plan.
     Section 3.2 Conditions.
          (a) Eligibility for any Severance Benefits is expressly conditioned on: (i) an Eligible Employee’s written acknowledgment and agreement to comply with the confidentiality, non-competition, non-solicitation, and non-disparagement provisions in Article VI during and after the Eligible Employee’s employment with the AE Companies; (ii) to the extent requested by the Company, execution of a written acknowledgement and agreement that this Plan supersedes an existing arrangement that provides severance benefits to the Eligible Employee and/or that the Eligible Employee is no longer entitled to receive severance benefits pursuant to a prior arrangement that has expired; (iii) execution by the Participant of a Release in the form provided by the Company within 60 days following the Participant’s Termination Date (or such shorter period of time specified in the Release); and (iv) execution by the Participant of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as the Committee may, in its sole discretion, determine to be appropriate); provided, that such deduction is not in violation of Code section 409A.
          (b) If the Committee determines, in its sole discretion, that the Participant has not fully complied with any of the terms of the Release, the Committee may deny Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Plan. If the Committee notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within 30 calendar days of the date the written notice is sent. Any remedy under this paragraph (b) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the AE Companies may have.
          (c) An Eligible Employee who experiences a termination of employment that is not an Involuntary Termination or a Good Reason Resignation shall not be eligible to receive Severance Benefits under the Plan. Specifically, and without limiting the foregoing, an Eligible Employee shall not be eligible to receive Severance Benefits upon the Eligible Employee’s: (i) voluntary resignation or retirement (other than a voluntary resignation or retirement that constitutes a Good Reason Resignation); (ii) Change in Control Termination; (iii) resignation of employment (other than a Good Reason Resignation) before the job-end date specified by the

Employer or while the Employer still desires the Eligible Employee’s services; (iv) termination for Cause; (v) termination due to death or Permanent Disability; or (vi) failure to return to work within six months of the onset of an approved leave of absence, other than a military leave and/or as otherwise required by applicable statute. Further, an Eligible Employee shall not be eligible to receive Severance Benefits upon his termination of employment if the Eligible Employee receives severance benefits pursuant to another plan, policy, program or arrangement providing benefits upon a termination of employment.
          (d) Except as otherwise set forth herein, the Committee has the sole discretion to determine an Eligible Employee’s eligibility to receive Severance Benefits.
          (e) An Eligible Employee returning from approved military leave shall be eligible for Severance Benefits if: (i) he or she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act; (ii) his or her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his or her Severance Benefits will be calculated as if he or she had remained continuously employed from the date he or she began his or her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.

ARTICLE IV
DETERMINATION OF SEVERANCE BENEFITS
     Section 4.1 Amount of Severance Benefits Upon Involuntary Termination or Good Reason Resignation. The Severance Benefits to be provided to a Participant who incurs an Involuntary Termination or a Good Reason Resignation and who satisfies the conditions of Section 3.02 shall be as follows:
          (a) Salary and Bonus Severance. Participants shall receive salary and bonus severance as follows:
               (i) Tier 1 Employees shall receive salary and bonus severance equal to 200% of the sum of (A) the Tier 1 Employee’s Base Salary, plus (B) the Tier 1 Employee’s Average Annual Incentive Payment (with both Base Salary and Average Annual Incentive Payment being determined without regard to any decrease in such Base Salary or Average Annual Incentive Payment that would constitute a basis for a Good Reason Resignation).
               (ii) Tier 2 Employees shall receive salary and bonus severance equal to 100% of the sum of (A) the Tier 2 Employee’s Base Salary, plus (B) the Tier 2 Employee’s Average Annual Incentive Payment (with both Base Salary and Average Annual Incentive Payment being determined without regard to any decrease in such Base Salary or Average Annual Incentive Payment that would constitute a basis for a Good Reason Resignation).
               (iii) Both Tier 1 and Tier 2 Employees shall receive a pro-rata bonus amount for the year of termination equal to the product of the Participant’s Average Annual Incentive Payment and a fraction, the numerator of which is the number of days during which the Participant was employed in the current fiscal year through the Participant’s Termination Date, and the denominator of which is 365.
          (b) Benefit Coverage Premiums. Participants shall receive a lump sum amount equal to $30,000 for a Tier 1 Employee and $20,000 for a Tier 2 Employee to reimburse Participants for premiums to continue medical and dental coverage under the benefit plans of the AE Companies or, if coverage is unavailable under the benefit plans of the AE Companies, to purchase it from an independent third-party.
          (c) Stock Options. The shares of Common Stock covered by any option granted to a Participant under the terms of the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (the “1998 LTIP”) or the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan (the “2008 LTIP”) and held by the Participant as of the Participant’s Termination Date shall vest on a pro-rated basis in an amount equal to: (i) the total number of shares covered by the option multiplied by a fraction, the numerator of which is the number of full months of the Participant’s employment with the AE Companies commencing on the date of grant of the option (as determined under the applicable option award agreement) and ending on the Participant’s Termination Date and the denominator of which is the number of months of employment with the AE Companies necessary for a Participant to become fully vested in the option (as determined by the terms of the applicable option grant agreement), less (ii) the number of shares covered by the option that are already vested as of the Participant’s Termination Date. Further, all shares of Common Stock covered by an option granted to a Participant under the terms of the 1998 LTIP or the 2008 LTIP that are vested as of the Participant’s Termination Date (including those shares of Common Stock that become vested by operation of this Section 4.01(c)) shall remain exercisable until the earlier of the close of business of the day immediately prior to the date the option expires (as determined under the applicable option award agreement) or the three-year anniversary of the Participant’s Termination Date. In addition to the option vesting provisions described in this Section 4.01(c), a Participant’s options shall be subject to the special vesting conditions, if any, described in Schedule C.
          (d) Performance Awards. A Participant shall be eligible to receive a pro-rated share of any outstanding award of performance shares of Common Stock granted to a Participant in accordance with the terms of the 2008 LTIP (a “Performance Award”). This pro-rated share of any Performance Award shall be calculated by multiplying: (i) the Performance Award the Participant would have earned for the full performance period based on the performance of the AE Companies as determined at the end of the applicable performance period by (ii) a fraction, the numerator of which is the number of full months of the Participant’s participation in the 2008 LTIP during the applicable performance period for the Performance Award and the denominator of which is the total number of months in the applicable performance period for the Performance Award.
          (e) SERP Credit. A Participant shall participate in the Supplemental Executive Retirement Plan (the “SERP”) on the terms and conditions set forth therein except that if the Participant has five years of service under the SERP on the Participant’s Termination Date, the Participant shall vest in his SERP benefit (based on “years of service” and “compensation” (as those terms are defined in the SERP) accrued by the Participant up through the Participant’s Termination Date). In addition to the benefit described in this Section 4.01(e), the Participant shall also receive such additional SERP benefit, if any, described in Schedule C.
          (f) The provisions of this Plan may provide for payments to the Participant under certain compensation or bonus plans of the AE Companies under circumstances where such plans would not otherwise provide for payment thereof. It is the specific intention of the Company that the provisions of this Plan shall supersede any provisions to the contrary in such plans, to the extent permitted by applicable law, and such plans shall be deemed to have been amended to correspond with this Plan without further action by the Company or the Board.
     Section 4.2 Other Terminations. If the Eligible Employee’s employment terminates on account of a reason other than an Involuntary Termination or a Good Reason Resignation or the Eligible Employee does not otherwise satisfy the conditions of Section 3.02, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s then-existing benefit plans and policies at the time of such termination.
     Section 4.3 Termination for Cause. If any Eligible Employee’s employment terminates on account of termination by the Company for Cause, the Eligible Employee shall not be entitled to receive Severance Benefits under this Plan and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee. Notwithstanding any other provision of the Plan to the contrary, if the Committee determines that an Eligible Employee engaged in conduct that constituted Cause at any time prior to the Eligible Employee’s Termination Date, any Severance Benefits payable to the Eligible Employee under Section 4.01 shall immediately cease, and the Eligible Employee shall be required to return any Severance Benefits paid to the Eligible Employee prior to such determination. If the Company has offset other payments owed to the Eligible Employee under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.
     Section 4.4 Reduction of Severance Benefits. The Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the AE Companies by the Participant or the value of the property of the AE Companies that the Participant has retained in his or her possession; provided, however, that no such deduction shall be made in violation of Code section 409A.
     Section 4.5 Reimbursement of Legal Fees and Costs. All costs and expenses (including court and arbitration costs and reasonable legal fees and expenses that reflect common practice with respect to the matters involved) incurred by a Participant as a result of any claim, action or proceeding arising out of the Plan or the contesting, disputing or enforcing of any provision, right or obligation under the Plan shall be paid, or reimbursed to the Participant if the Participant is the prevailing party on any material claim with respect to the Plan.

ARTICLE V
METHOD AND DURATION OF PAYMENT OF SEVERANCE BENEFITS
     Section 5.1 Method of Payment.
          (a) Payment of Cash Severance Benefits. The Severance Benefits described in Sections 4.01(a) and (b) to which a Participant is entitled shall be paid to the Participant in a single lump sum payment six months after the Participant’s Termination Date. Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator.
          (b) Payment of Performance Award Severance Benefits. The Performance Award benefit described in Section 4.01(d) shall be paid upon the completion of the applicable performance period for the Performance Award, but in no event later than two and one-half months thereafter.
          (c) Payment of SERP Severance Benefits. The SERP benefit described in Section 4.01(e) shall be payable on the later of (i) six months after the Participant’s Termination Date, or (ii) the date the Participant reaches age 55.
          (d) Other. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of the Participant’s death prior to payment being made, the amount of such payment shall be paid to the Participant’s estate. In no event will interest be credited on the unpaid balance for which a Participant may become eligible.
     Section 5.2 Termination of Eligibility for Benefits. All Eligible Employees shall cease to be eligible to participate in the Plan, and the payment of all Severance Benefits shall cease upon the occurrence of the earlier of: (i) subject to Article VIII, termination or modification of the Plan; or (ii) completion of payment to the Participant of the Severance Benefits for which the Participant is eligible under Article IV. Further, notwithstanding anything in the Plan to the contrary, the Committee shall have the right to cease the payment of all Severance Benefits and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan (including, without limitation, a determination that the Participant engaged in conduct that constitutes Cause), the Release the Participant executed to obtain the Severance Benefits under the Plan, or the covenants set forth in Article VI.

ARTICLE VI
COVENANTS
     Section 6.1 General. Upon the Eligible Employee’s execution of the written acknowledgment and agreement referred to in Section 3.02, the Eligible Employee shall be subject to the covenants described in this Article VI during the Eligible Employee’s period of employment with the AE Companies and at any time thereafter (except to the extent the duration of a covenant extending after an Eligible Employee’s termination of employment is specifically limited as described below).
     Section 6.2 Confidential Information. The Eligible Employee acknowledges that all Confidential Information (as defined below) shall at all times remain the property of the AE Companies. For purposes of this Plan, “Confidential Information” means all information including, but not limited to, proprietary information and/or trade secrets, and all information disclosed to the Eligible Employee or known by the Eligible Employee as a consequence of or through the Eligible Employee’s employment, which is not generally known to the public or in the industry in which the AE Companies are or may become engaged, about the AE Companies’ businesses, products, processes, and services, including, but not limited to, information relating to research, development, computer program designs, computer data, flow charts, source or object codes, products or services under development, pricing and pricing strategies, marketing and selling strategies, power generating, servicing, purchasing, accounting, engineering, costs and costing strategies, sources of supply, customer lists, customer requirements, business methods or practices, training and training programs, and the documentation thereof. It will be presumed that information supplied to the AE Companies from outside sources is Confidential Information unless and until it is designated otherwise.
     The Eligible Employee will safeguard, to the extent possible in the performance of his work for the AE Companies, all documents and things that contain or embody Confidential Information. Except in the course of the Eligible Employee’s duties to the AE Companies or as may be compelled by law or appropriate legal process, the Eligible Employee will not, during his employment by the AE Companies, or permanently thereafter, directly or indirectly use, divulge, disseminate, disclose, lecture upon, or publish any Confidential Information, without having first obtained written permission from the AE Companies to do so.
     Section 6.3 Employment with Conflicting Organizations. During an Eligible Employee’s employment with the AE Companies, the Eligible Employee shall not work with or advise any person(s) conducting a business conducted by the AE Companies, except as part of the Eligible Employee’s duties assigned by the AE Companies.
     Section 6.4 Non-Competition. For a period of one year after termination of the Eligible Employee’s employment with the AE Companies for any reason, whether the termination is initiated by the AE Companies or the Eligible Employee, the Eligible Employee will not accept employment from or aid or render services, directly or indirectly, to any Conflicting Organization (as defined below) unless the Company provides the Eligible Employee with its prior, express written consent. For purposes of the Plan, “Conflicting Organization”

means the following organizations, their subsidiaries and affiliates, and their respective successors and assigns:
•	FirstEnergy Corporation

•	American Electric Power, Inc.

•	Exelon Corporation

•	PPL Corporation

•	Constellation Energy Group, Inc.

•	Pepco Holdings, Inc.

•	Dominion Resources, Inc.

•	DQE, Inc.
     Notwithstanding the foregoing, the Participant shall not be subject to the requirements of this Section 6.04 if the Company or any of the AE Companies materially breach their obligations under the Plan.
     Section 6.5 Non-Solicitation. The Eligible Employee agrees that, during his employment with the AE Companies and for a period of two years following the termination of his employment, whether the termination is initiated by the Company or the Eligible Employee, he shall not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the AE Companies to leave the AE Companies for any reason whatsoever, or hire or solicit the services of any employee of the AE Companies, unless the Company provides the Eligible Employee with its prior, express written consent. Notwithstanding the foregoing, the Participant shall not be subject to the requirements of this Section 6.05 if the Company or any of the AE Companies materially breach their obligations under the Plan.
     Section 6.6 Return of Confidential Information. Upon termination of the Eligible Employee’s employment, for whatever reason, whether the termination is initiated by the Company or the Eligible Employee, or upon request by the AE Companies, the Eligible Employee will deliver to the AE Companies all Confidential Information including, but not limited to, the originals and all copies of notes, sketches, drawings, specifications, memoranda, correspondence and documents, records, notebooks, computer systems, computer disks and computer tapes and other repositories of Confidential Information then in the Eligible Employee’s possession or under the Eligible Employee’s control, whether prepared by the Eligible Employee or by others.
     Section 6.7 Cooperation. If the Eligible Employee’s employment with the AE Companies is terminated, following the Termination Date, the Eligible Employee agrees to reasonably cooperate with the AE Companies and their counsel in connection with any matter that arises from or relates to the Eligible Employee’s relationship with the AE Companies by providing information, reviewing documents, answering questions, or appearing as a witness in connection with any administrative proceeding, investigation, or litigation; provided, that such cooperation will not interfere with the Eligible Employee’s commitment and responsibilities with any subsequent employer. The AE Companies will pay the Eligible Employee’s reasonable expenses, including travel, incurred in connection with such cooperation.
     Section 6.8 Non-Disparagement. Each of the Eligible Employee and the Company (for purposes hereof, the Company shall mean only the executive officers and directors of the AE Companies and not any other employees) agrees not to make any statements that disparage the other party, or in the case of the AE Companies, their respective affiliates, employees, officers, directors, products, or services. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial, or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 6.08.
     Section 6.9 Equitable Relief.
          (a) By participating in the Plan, the Eligible Employee acknowledges that the restrictions contained in this Article VI are reasonable and necessary to protect the legitimate interests of the AE Companies, that the Company would not have established this Plan in the absence of such restrictions, and that any violation of any provision of this Article VI will result in irreparable injury to the AE Companies. By agreeing to participate in the Plan, the Eligible Employee represents that his or her experience and capabilities are such that the restrictions contained in this Article VI will not prevent the Eligible Employee from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case.
          (b) The Eligible Employee agrees that the AE Companies shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits, and other benefits arising from any violation of this Article VI, which rights shall be cumulative and in addition to any other rights or remedies to which the AE Companies may be entitled. It is the intention of the parties that the provisions of this Article VI shall be enforceable to the fullest extent permissible by law. If any of the provisions in this Article VI are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions in this Article VI or the enforceability therein in any other jurisdiction where such provisions shall be given full effect. If any provision of this Article VI shall be deemed unenforceable, in whole or in part, this Article VI shall be deemed to be amended to delete or modify the offending part so as to alter this Article VI to render it valid and enforceable.
          (c) The Eligible Employee irrevocably and unconditionally: (i) agrees that any suit, action, or other legal proceeding arising out of this Article VI, including without limitation, any action commenced by the AE Companies for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Western District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Pennsylvania; (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding; (iii) waives any right to a jury trial; and (iv) waives any objection which the Eligible Employee may have to the laying of venue of any such suit, action or proceeding in any such court. Eligible Employees also irrevocably and unconditionally consent to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9.02.
     Section 6.10 Survival of Provisions. The obligations contained in this Article VI shall survive the termination of an Eligible Employee’s employment with the AE Companies and shall be fully enforceable thereafter.

ARTICLE VII
PLAN ADMINISTRATION; DUTIES OF THE COMPANY, THE COMMITTEE AND
THE PLAN ADMINISTRATOR; AND CLAIMS
     Section 7.1 Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority, and discretion to construe, interpret, and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions, and interpretations of the Plan Administrator shall be final, binding, and conclusive upon the parties, subject only to determinations by the Plan Administrator, with respect to denied claims for Severance Benefits. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan. The Plan Administrator shall be a “named fiduciary” within the meaning of ERISA.
     Section 7.2 Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Committee under Article IV, from the Company’s general assets, in accordance with the terms of the Plan, as directed by the Committee.
     Section 7.3 Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Eligible Employee acknowledges that all decisions and determinations of the Board, the Committee, and the Plan Administrator shall be final and binding on the Eligible Employee, his or her beneficiaries, and any other person having or claiming an interest under the Plan on his or her behalf; provided, however, that the Eligible Employee shall have the right to challenge any such decisions and determinations in accordance with the claims and appeals procedures set forth in Section 7.04 and applicable law.
     Section 7.4 Claims Administration.
          (a) Each Participant under this Plan may contest only the calculation and administration of the Severance Benefits awarded by completing and filing with the Plan Administrator a written request for review in the manner specified by the Plan Administrator. No claim or appeal is permissible as to a Participant’s eligibility for or amount of Severance Benefits or as to whether a Participant’s termination constitutes an Involuntary Termination or a Good Reason Resignation, which are decisions made solely within the discretion of the Company, and the Committee acting on behalf of the Company. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article VII are exhausted and a final determination is made by the Plan Administrator. If the terminated Participant or interested person challenges a decision by the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article VII. Facts and evidence that become known to the terminated Participant or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration. Issues not raised with the Plan Administrator will be deemed waived.
          (b) Before the date on which payment of Severance Benefits commence, each such application must be supported by such information as the Plan Administrator deems relevant and appropriate. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the terminated Participant or his or her beneficiary (the “Claimant”) whose claim has been so denied shall be notified of such denial in writing by the Plan Administrator within 90 days after the receipt of the claim for benefits. This period may be extended an additional 90 days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the Claimant prior to the end of the initial 90-day period. The notice advising of the denial shall specify the following: (i) the reason or reasons for denial; (ii) make specific reference to the Plan provisions on which the determination was based; (iii) describe any additional material or information necessary for the Claimant to perfect the claim (explaining why such material or information is needed); and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.
          (c) A Claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within 60 calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred. The Plan Administrator shall consider the merits of the Claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Plan Administrator shall deem relevant.
          (d) The Plan Administrator shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefore. The determination shall be communicated to the Claimant within 60 days of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. In such case, the Plan Administrator shall notify the Claimant of the need for an extension of time to render its decision prior to the end of the initial 60-day period, and the Plan Administrator shall have an additional 60-day period to make its determination. The determination so rendered shall be binding upon all parties. If the determination is adverse to the Claimant, the notice shall: (i) provide the reason or reasons for denial; (ii) make specific reference to the Plan provisions on which the determination was based; (iii) include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits; and (iv) state that the Claimant has the right to bring an action under section 502(a) of ERISA.

ARTICLE VIII
AMENDMENT, TERMINATION AND DURATION
     Section 8.1 Amendment, Suspension and Termination.
          (a) Except as otherwise provided in paragraph (b) hereof, the Board or its delegee shall have the right, at any time and from time to time, to amend, suspend, or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Eligible Employee, by a formal written action. No such amendment shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release as required under Section 3.02 (except as otherwise contemplated by the terms of the Plan).
          (b) Any amendment, modification or termination of the Plan undertaken pursuant to paragraph (a) hereof that (i) reduces or eliminates Plan benefits, (ii) terminates the participation of one or more Eligible Employees, or (iii) modifies the notice provisions of this Section 8.01(b), shall be effective 12 months (or such longer period as determined by the Board or its delegee) after the date that each affected Eligible Employee is provided written notice of such amendment, modification or termination.
     Section 8.2 Duration. Unless terminated sooner by the Board or its delegee, the Plan shall continue in full force and effect until termination of the Plan pursuant to Section 8.01; provided, however, that after the termination of the Plan, if any Participant terminated employment on account of an Involuntary Termination or a Good Reason Resignation prior to the termination of the Plan and is still receiving Severance Benefits under the Plan, the Plan shall remain in effect until all of the obligations of the Company are satisfied with respect to such Participant.

ARTICLE IX
MISCELLANEOUS
     Section 9.1 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, plead, encumber or assign any of the benefits or payments that he may expect to receive, continently or otherwise, under this Plan.
     Section 9.2 Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.
     Section 9.3 Successors. Any Successor to the Company or Allegheny shall assume the obligations under this Plan and expressly agree to perform the obligations under this Plan.
     Section 9.4 Other Payments. Except as otherwise provided in this Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by this Plan for the Participant.
     Section 9.5 No Mitigation. Except as otherwise set forth in the Plan, Participants shall not be required to mitigate the amount of any Severance Benefits provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the AE Companies, in which case Severance Benefits shall cease.
     Section 9.6 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the AE Companies, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
     Section 9.7 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.
     Section 9.8 Heirs, Assigns, and Personal Representatives. This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

     Section 9.9 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
     Section 9.10 Gender and Number. Where the context admits: words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
     Section 9.11 Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the AE Companies that may be applied by the AE Companies to the payment of Severance Benefits.
     Section 9.12 Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefore shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.
     Section 9.13 Lost Payees. A benefit shall be deemed forfeited if the Plan Administrator is unable to locate a Participant to whom Severance Benefits are due. Such Severance Benefits shall be reinstated if application is made by the Participant for the forfeited Severance Benefits while this Plan is in operation.
     Section 9.14 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania without regard to the application of choice of law rules to the extent not superseded by Federal law.
     Section 9.15 Code Section 409A Compliance. This Plan is intended to comply with the requirements of Code section 409A and its related regulations and guidance. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by Code section 409A or an applicable exemption. If a payment is not made by the designated payment date under the Plan, the payment shall be made by December 31 of the calendar year in which the designated payment date occurs. To the extent that any provision of the Plan would cause a conflict with the requirements of Code section 409A, or would cause the administration of the Plan to fail to satisfy the requirements of Code section 409A, such provision shall be deemed null and void to the extent permitted by applicable law. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” (as that term is defined under Code section 409A and its related regulations and guidance). For purposes of Code section 409A, any right to receive a particular payment or a series of installment payments under this Plan shall be treated as a right to receive separate (or a series of separate) payments. Any right to receive a reimbursement or in-kind benefit provided under the Plan shall be made or provided in accordance with the requirements of Code section 409A, including, where applicable, the requirement that: (i) any reimbursement shall be for expenses incurred during the Participant’s lifetime (or during a shorter period of time specified in this Plan); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.